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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

| |  Form 3 Holdings Reported

|_|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Embry                              Russell                       T.
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   (Last)                          (First)                    (Middle)

                           246 Crossways Park West
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                                    (Street)

Woodbury                          New York                    11797
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   (City)                           (State)                     (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                            Intelli-Check, Inc. - IDN
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

                                  February 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________

6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     | |  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Title: Senior Vice President & Chief Technology Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                5.             6.
                                                                 4.                             Amount of      Owner-
                                                                 Securities Acquired (A) or     Securities     ship
                                       2A.          3.           Disposed of (D)                Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)            Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------ at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)            of Issuer's    Indirect  Beneficial
Title of Security           Date       any                                       or             Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)  Code     V        Amount      (D)    Price   (Instr. 3 & 4) (Instr.4) (Instr.4)
----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)   ity     yy)      yy)                (A)    (D)   cisable  Date     Title     Shares  5)      4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------

Stock Option
(right                                                                           Common
to buy)     $3.82    10/31/02          A4       6,250         10/31/02  10/31/07 Stock     6,250                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                          Common
to buy)     $3.82    10/31/02          A4       6,250         04/30/03 04/30/08 Stock      6,250                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                          Common
to buy)     $7.50    07/15/99          A       10,000         07/15/00 07/15/05 Stock     10,000                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                          Common
to buy)     $7.50    07/15/99          A        2,500         12/01/99  12/01/04 Stock     2,500                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                          Common
to buy)     $7.50    07/15/99          A        2,500         07/03/00  07/03/05 Stock     2,500                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                          Common
to buy)     $7.50    07/15/99          A        5,000        06/18/01  06/18/06 Stock      5,000                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                          Common
to buy)    $11.625   12/13/99          A       10,000       12/13/99  12/13/04  Stock     10,000                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                          Common
to buy)    $11.625   12/13/99          A       10,000       12/13/00  12/13/05  Stock     10,000                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                          Common
to buy)     $8.75    07/11/00          A       12,500       07/11/00  07/11/05  Stock     12,500                     D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                          Common
to buy)     $8.75    07/11/00          A       12,500       01/11/01  01/11/06  Stock     12,500          77,500     D
===================================================================================================================================

Explanation of Responses:


/s/ Russell T. Embry                                       February 14, 2003
---------------------------------------------            -----------------------
**Signature of Reporting Person                                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.